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As filed with the Securities and Exchange Commission on May 29, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE ALLSTATE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	36-3871531 (I.R.S. Employer Identification No.)
2775 Sanders Road Northbrook, Illinois 60062-6127 (Address and zip code of principal executive office)

THE SAVINGS AND PROFIT SHARING FUND OF ALLSTATE EMPLOYEES
(Full title of the Plan)

Michael J. McCabe, Vice President and General Counsel
The Allstate Corporation, 2775 Sanders Road, Northbrook, Illinois 60062-6127
(847) 402-5000
(Name, address, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Shares, par value $0.01 per share(1)	15,000,000 shares	$34.98(3)	$524,700,000(3)	$42,448.23(3)

(1)
Including associated preferred share purchase rights. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)
The provisions of Rule 416 under the Securities Act of 1933 apply to this registration statement and the number of shares registered hereby shall automatically increase or decrease as the result of stock splits, stock dividends, reverse stock splits or similar transactions.

(3)
Calculated pursuant to Rule 457(h) based on the average of the high and low prices of Allstate common stock on May 23, 2003 as reported on the New York Stock Exchange consolidated reporting system.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3:    Incorporation of Documents by Reference

        The following documents filed by The Allstate Corporation ("Allstate") and The Savings and Profit Sharing Fund of Allstate Employees (the "Plan") with the Securities and Exchange Commission are incorporated in and made a part of this Registration Statement by reference, as of their respective dates:

  1.
  Allstate's Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-11840)

  2.
  The Plan's Annual Report on Form 11-K for the year ended December 31, 2001 (File No. 2-4468)

  3.
  Allstate's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (File No. 1-11840)

  4.
  Allstate's Current Report on Form 8-K filed January 14, 2003 (File No. 1-11840)

  5.
  The description of Allstate's common stock in Item 11 of Allstate's Form 10/A filed May 14, 2001 (File No. 1-11840)

  6.
  The description of the preferred share purchase rights contained in Item 1 of the Registration Statement on Form 8-A filed on February 19, 1999 (File No. 1-11840)

  7.
  From the date of filing of such documents, all documents filed by Allstate and the Plan with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Except as so modified or superseded, such statement shall not be deemed to constitute a part of this Registration Statement.

Item 6:    Indemnification of Directors and Officers

        Article IV of the bylaws of Allstate provides that Allstate will indemnify all of its directors, former directors, officers and former officers, to the fullest extent permitted under law, who were or are a party or are threatened to be made a party to any proceeding by reason of the fact that such persons were or are directors or officers of Allstate, against liabilities, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them. The indemnity shall not be deemed exclusive of any other rights to which directors or officers may be entitled by law or under any articles of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the indemnity shall inure to the benefit of the legal representatives of directors and officers or of their estates, whether such representatives are court appointed or otherwise designated, and to the benefit of the heirs of such directors and officers. The indemnity shall extend to and include claims for such payments arising out of any proceeding commenced or based on actions of such directors and officers taken prior to the effectiveness of this indemnity; provided that payment of such claims had not been agreed to or denied by Allstate before such date.

        Article Eighth of Allstate's restated certificate of incorporation provides that a director of Allstate shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, to the fullest extent of the Delaware General Corporation Law.

        Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a person who was made a party to a proceeding or threatened to be made a party to a proceeding by reason of the fact that the person is or was a director or officer of the corporation against liability actually and reasonably incurred in connection with such proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe the person's conduct was unlawful. A corporation may not indemnify a director or officer in connection with a proceeding where he is adjudged liable to the corporation, unless the court in which the proceeding is brought determines that such director or officer is fairly and reasonably entitled to indemnity.

        Allstate has provided liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of Allstate.

Item 8:    Exhibits

        The Exhibits to this Registration Statement are listed in the Exhibit Index of this Registration Statement, which index is incorporated herein by reference.

        Allstate has submitted The Plan (As Amended and Restated Effective January 1, 2002) to the Internal Revenue Service ("IRS") in a timely manner, and will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code.

Item 9:    Undertakings

        Allstate and the Plan hereby undertake:

        (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Allstate or the Plan pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement

        (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Allstate and the Plan hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Allstate's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and each filing of the Plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Allstate pursuant to the foregoing provisions, or otherwise, Allstate has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Allstate of expenses incurred or paid by a director, officer or controlling person of Allstate in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Allstate will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

        Each director and/or officer of the registrant whose signature appears below hereby appoints Danny L. Hale, Emma M. Kalaidjian, Edward M. Liddy, Michael J. McCabe, Barry S. Paul, Robert W. Pike, Samuel H. Pilch and James P. Zils and each of them severally, as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this Registration Statement, and the registrant hereby also appoints Danny L. Hale, Emma M. Kalaidjian, Edward M. Liddy, Michael J. McCabe, Barry S. Paul, Robert W. Pike, Samuel H. Pilch and James P. Zils, and each of them severally, as its attorney-in-fact with the authority to sign and file any such amendments in its name and behalf.

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Northfield, County of Cook, State of Illinois, on May 20, 2003.

THE ALLSTATE CORPORATION
By:	/s/ MICHAEL J. MCCABE
Name:	Michael J. McCabe
Title:	Vice President and General Counsel

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ EDWARD M. LIDDY Edward M. Liddy	Director, Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	May 20, 2003

/s/ DANNY L. HALE Danny L. Hale	Vice President and Chief Financial Officer (Principal Financial Officer)	May 20, 2003
/s/ SAMUEL H. PILCH Samuel H. Pilch	Controller (Principal Accounting Officer)	May 20, 2003
/s/ F. DUANE ACKERMAN F. Duane Ackerman	Director	May 20, 2003
/s/ JAMES G. ANDRESS James G. Andress	Director	May 20, 2003
/s/ EDWARD A. BRENNAN Edward A. Brennan	Director	May 20, 2003
/s/ W. JAMES FARRELL W. James Farrell	Director	May 20, 2003
/s/ JACK M. GREENBERG Jack M. Greenberg	Director	May 20, 2003
/s/ RONALD T. LEMAY Ronald T. LeMay	Director	May 20, 2003
/s/ MICHAEL A. MILES Michael A. Miles	Director	May 20, 2003
/s/ J. CHRISTOPHER REYES J. Christopher Reyes	Director	May 20, 2003

/s/ H. JOHN RILEY, JR. H. John Riley, Jr.	Director	May 20, 2003
/s/ JOSHUA I. SMITH Joshua I. Smith	Director	May 20, 2003
/s/ JUDITH A. SPRIESER Judith A. Sprieser	Director	May 20, 2003
/s/ MARY ALICE TAYLOR Mary Alice Taylor	Director	May 20, 2003

POWER OF ATTORNEY

        The Plan hereby appoints Danny L. Hale, Emma M. Kalaidjian, Edward M. Liddy, Michael J. McCabe, Barry S. Paul, Robert W. Pike, Samuel H. Pilch and James P. Zils and each of them severally, as its attorney-in-fact to sign in its name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

SIGNATURES

        The Plan.    Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Northfield, County of Cook, State of Illinois, on May 20, 2003.

THE SAVINGS AND PROFIT SHARING FUND OF ALLSTATE EMPLOYEES
By:	/s/ CANDICE BEINLICH
Name:	Candice Beinlich
Title:	Plan Administrator

EXHIBIT INDEX

Exhibit Number	Description
4.1	Restated Certificate of Incorporation of Allstate (incorporated by reference to Exhibit 3(a) to Allstate's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, File No. 1-11840)
4.2	Amended and Restated Bylaws of Allstate (incorporated by reference to Exhibit 3 to Allstate's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, File No. 1-11840)
4.3	Rights Agreement dated as of February 12, 1999 (incorporated by reference to Exhibit 4 to Allstate's Form 8-K filed February 19, 1999, File No. 1-11840)
4.4	Statement regarding Change of Rights Agent (incorporated by reference to Exhibit 4(i).2 to Allstate's Annual Report on Form 10-K for 2001, File No. 1-11840)
5	Undertaking Regarding Submission to Internal Revenue Service (included in Item 8)
15	Acknowledgement of Deloitte & Touche LLP regarding unaudited interim financial information
23	Consent of Deloitte & Touche LLP
24	Powers of Attorney (included on signature pages)

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PART II
  Item 3: Incorporation of Documents by Reference
  Item 6: Indemnification of Directors and Officers
  Item 8: Exhibits
  Item 9: Undertakings
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
EXHIBIT INDEX